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                                                                    EXHIBIT 99.1

For Immediate Release
April 22, 1999

LAKEHEAD PIPE LINE PARTNERS, L.P.
ANNOUNCES PRICING OF 2.7 MILLION ADDITIONAL CLASS A COMMON UNITS

     (Duluth, Minnesota, April 22, 1999) Lakehead Pipe Line Partners, L.P. (NYSE: LHP) today announced the signing of an underwriting agreement for the issuance and sale by the Partnership of 2.7 million additional Class A Common Units at a public offering price of $46.00 per unit. Salomon Smith Barney Inc., Goldman, Sachs & Co., and PaineWebber Incorporated are the managing underwriters for the offering.

     Proceeds from this offering will be used to repay existing bank indebtedness that was drawn to fund a portion of the cost of the Partnership's expansion programs -- SEP II and Terrace. The SEP II expansion program, which provides additional capacity from Superior, Wisconsin to Chicago, Illinois, was substantially completed during the first quarter of this year and complements a recently completed expansion of the pipeline system in Canada by Enbridge Inc., (Toronot, Montreal: ENB), the ultimate parent of Lakehead Pipe Line Company, Inc., the Partnership's general partner. Terrace is a multi-stage expansion program that the Partnership is undertaking in conjunction with Enbridge. The first phase of Terrace is expected to provide an additional 170,000 barrels per day of heavy crude oil capacity from the Canadian border to Superior by September 1999.

     Copies of the final prospectus relating to these securities may be obtained from Salomon Smith Barney Inc., 388 Greenwich Street, New York, NY 10013, (212) 816-6000. Any offering shall be made only by means of a final prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Lakehead Pipe Line Partners, L.P. owns the United States portion of the world's longest liquid petroleum pipeline. Lakehead Pipe Line Company, Inc. holds a 16.6% interest in the Partnership. The Partnership's Class A Common Units are traded on the New York Stock Exchange under the symbol "LHP." Enbridge Inc. common shares are traded on the Toronto and Montreal stock exchanges under the symbol "ENB" and on the NASDAQ under the symbol "ENBRF."